Exhibit 7.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

DATED

APRIL 29, 2026

AMONG

Fundrise Development eREIT, LLC

Fundrise East Coast Opportunistic REIT, LLC

Fundrise Equity REIT, LLC

Fundrise Growth eREIT II, LLC

Fundrise Growth eREIT III, LLC

Fundrise Midland Opportunistic REIT, LLC

Fundrise West Coast Opportunistic REIT, LLC

AND

FUNDRISE EREIT, LLC

AND FOR CERTAIN LIMITED PURPOSES

FUNDRISE ADVISORS, LLC

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Agreement of Merger and Plan of Reorganization (this “Agreement”) is dated as of April 29, 2026 among:

(a)	Fundrise Development eREIT, LLC, a Delaware limited liability company (“Development”);

(b)	Fundrise East Coast Opportunistic REIT, LLC, a Delaware limited liability company (“East Coast”);

(c)	Fundrise Equity REIT, LLC, a Delaware limited liability company (“Equity REIT”);

(d)	Fundrise Growth eREIT II, LLC, a Delaware limited liability company (“Growth eREIT II”);

(e)	Fundrise Growth eREIT III, LLC, a Delaware limited liability company (“Growth eREIT III”);

(f)	Fundrise Midland Opportunistic REIT, LLC, a Delaware limited liability company (“Midland”);

(g)	Fundrise West Coast Opportunistic REIT, LLC, a Delaware limited liability company (“West Coast” and, together with Development, East Coast, Equity REIT, Growth eREIT II, Growth eREIT III and Midland, the “Non-Surviving Entities”); and

(h)	Fundrise eREIT, LLC, a Delaware limited liability company (“eREIT” and, together with the Non-Surviving Entities, the “Merger Parties”).

 Fundrise Advisors LLC, a Delaware limited liability company (the “Manager”), joins this Agreement solely for purposes of Sections, 1.3, 1.5, 1.8, 6.1, 7.1 and 7.3.

WHEREAS, all of the Merger Parties are externally managed by the Manager, which is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”), and a wholly-owned subsidiary of Rise Companies Corp.;

WHEREAS, pursuant to the operating agreement of each of the Non-Surviving Entities (each, an “Operating Agreement”), the combination of the businesses of the Merger Parties by way of seven simultaneous mergers on the terms and subject to the conditions set forth in this Agreement and in accordance with the Act (collectively, the “Merger”) requires the approval of the Manager and William Thomas Lockard, Jr., the independent representative for each Non-Surviving Entity (the “Independent Representative”), each of which have approved the Merger as of the date of this Agreement;

WHEREAS, pursuant to the Limited Liability Company Operating Agreement of eREIT, dated October 16, 2025 (the “Existing Operating Agreement”), and Section 18-209 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) (the “Act”), the Merger requires the approval of Rise Companies Corp., acting in its capacity as sole member of eREIT (the “Existing Sole Member”), which has approved the Merger as of the date of this Agreement;

WHEREAS, the Manager, the Independent Representative and the Existing Sole Member, as applicable, have each taken all actions required for the execution of this Agreement by the Merger Parties and to approve the consummation by the Merger Parties of the transactions contemplated hereby;

WHEREAS, the Merger Parties desire to make certain representations, warranties, and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, (i) the merger of each Non-Surviving Entity into eREIT pursuant to this Agreement is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for each such merger for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Merger Parties agree as follows:

ARTICLE 1

THE MERGER

1.1        The Merger. At the Effective Time (as defined below), each of the Non-Surviving Entities shall simultaneously be merged with and into eREIT, which shall be the surviving entity of the Merger (the “Surviving Entity”). Except as specifically provided in this Agreement, when the Merger becomes effective, (a) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Surviving Entity shall continue unaffected and unimpaired by the Merger, (b) the separate existence of the Non-Surviving Entities shall terminate, and their real and personal property, other assets, rights, liabilities, obligations, privileges, immunities, powers, purposes and franchises shall be merged into the Surviving Entity, and (c) the Merger shall have the other effects specified in Section 18-209 of the Act.

1.2        Surviving Entity Organizational Documents. At the Effective Time, the certificate of formation of eREIT as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity. At the Effective Time, the Existing Operating Agreement as in effect immediately prior to the Effective Time shall be amended and restated in its entirety, and the Surviving Entity shall be governed by, and its rights and obligations shall be as set forth in, the Amended and Restated Limited Liability Company Operating Agreement of the Surviving Entity substantially in the form attached hereto as Exhibit A (the “A&R Operating Agreement”). The Merger Parties acknowledge and agree that, effective as of the Effective Time, the members of the Surviving Entity shall adopt and approve the A&R Operating Agreement of the Surviving Entity in the form attached hereto as Exhibit A, which shall replace and supersede in its entirety the Existing Operating Agreement, and the former shareholders of the Non-Surviving Entities shall be subject to all the rights and obligations of shareholders under the A&R Operating Agreement.

1.3        Issuance of Surviving Entity Shares. At the Effective Time, the Surviving Entity shall issue to each of the shareholders of the Non-Surviving Entities a number of Common Shares (as defined in the A&R Operating Agreement) of the Surviving Entity based on the “Exchange Ratio” for each issued and outstanding common share of each of the Non-Surviving Entities (each such number of Surviving Entity Common Shares being exchanged, the “Exchange Shares”). The Merger Parties acknowledge that the “Exchange Ratios” will be the ratio calculated based on (i) the net asset value (“NAV”) per share, as of the Valuation Time (as defined below), of each applicable Non-Surviving Entity common share as determined in accordance with the Operating Agreements and valuation procedures of each Non-Surviving Entity divided by (ii) $10.00.

1.4        Distribution to Non-Surviving Entity Shareholders. Immediately following the Effective Time, each Non-Surviving Entity shareholder’s Exchange Shares shall be reflected (i) on the books and records of the Surviving Entity and its transfer agent, Computershare, Inc. and (ii) under such shareholder’s individual account on the online investment platform available at www.fundrise.com. Shareholders of the Non-Surviving Entities receiving Exchange Shares shall be admitted as members of the Surviving Entity according to the terms of the A&R Operating Agreement.

1.5        Merger of the Non-Surviving Entities into the Surviving Entity. On behalf of each Non-Surviving Entity, the Manager shall file a certificate of merger (the “Certificate of Merger”) substantially in the form of Exhibit B with the Delaware Secretary of State merging such Non-Surviving Entity with and into the Surviving Entity in accordance with the terms of this Agreement and each operating agreement.

1.6        Tax Treatment. For U.S. federal income tax purposes, each merger of a Non-Surviving Entity with and into the Surviving Entity is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). No Merger Party shall take any position for income tax purposes that is inconsistent with such treatment, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

1.7        Distributions from Non-Surviving Entities. If any of the Non-Surviving Entities have declared distributions prior to the Effective Time, or, after the date hereof, declare distributions prior to the Effective Time, in either case which distributions have not yet been paid to shareholders of such Non-Surviving Entities at the Effective Time (“Unpaid Distributions”), such Non-Surviving Entities shall retain an amount of cash equal to such Unpaid Distributions, which cash shall be transferred to the Surviving Entity by operation of law as a result of the Merger. The Surviving Entity, as successor to each Non-Surviving Entity, shall thereafter pay such Unpaid Distributions on behalf of each Non-Surviving Entity to the former shareholders of the applicable Non-Surviving Entities so as to give effect to the terms of any declared distributions made by such Non-Surviving Entities prior to the Effective Time.

ARTICLE 2

EFFECTIVE TIME OF MERGER

2.1        Date of the Merger. The Merger shall take place on a date mutually agreed to by the Merger Parties (the “Merger Date”) after the SEC declares effective a joint information statement/prospectus (the “Prospectus”) to be included in a Registration Statement on Form S-4 (the “Registration Statement”) filed by eREIT and all of the conditions in Article 5 of this Agreement have been satisfied or waived by the Merger Parties. The Merger Date may be changed with the consent of the Merger Parties.

2.2        Valuation Time. The time of valuation shall be 4:00 p.m. Eastern time on April 28, 2026, or such other date and time mutually agreed to by the Merger Parties (the “Valuation Time”).

2.3        Execution of Certificate of Merger. The Surviving Entity shall execute the Certificate of Merger substantially in the form of Exhibit B, and the Non-Surviving Entities shall cause the Certificate of Merger to be filed with the Delaware Secretary of State in advance of the Merger Date, which shall specify that the Merger shall become effective as of the Effective Time on the Merger Date.

2.4        Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. Eastern time on the Merger Date (the “Effective Time”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of the Merger Parties. Each Merger Party represents and warrants to the others as follows:

(a)        The Merger Party is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)        The Merger Party has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Merger Party to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Merger Party and is a valid and binding agreement of the Merger Party, enforceable against it in accordance with its terms.

(c)        Neither the execution and delivery of this Agreement nor completion of the Merger shall violate or constitute a breach of, or result in a default under, any agreement to which the Merger Party is a party or by which it, or any of its properties, is bound, or any law or any order of any court or other governmental authority having jurisdiction over the Merger Party.

(d)        There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding the Merger Party.

(e)        There is no action pending or, to the knowledge of the Merger Party, threatened in writing by or before any governmental authority against the Merger Party or any officer of the Merger Party, and neither the Merger Party, nor any of its property, is subject to any outstanding order of any governmental authority.

(f)        All of the outstanding common shares of the Non-Surviving Entities or Common Shares of eREIT, if any, are validly issued and holders of such shares shall have no obligation to make payments or contributions to the Merger Party or its creditors solely by reason of their ownership of such shares.

(g)        No dissenters’ or appraisal rights shall be available to the holders of common shares of a Non-Surviving Entity or Common Shares of eREIT as a result of, or in connection with, the Merger and the other transactions contemplated by this Agreement.

(h)        In the case of eREIT, on the Merger Date, the Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”) with respect to the Exchange Shares will, as of the Merger Date, be in full force and effect and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of eREIT, threatened by the SEC, and such registration statement will conform in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the SEC thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)        The information provided by a Merger Party for use in the Registration Statement and the Prospectus shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations as applicable thereto.

(j)        In the case of each Non-Surviving Entity, it has elected to be treated as a “real estate investment trust” under the Code (“REIT”), has qualified to be treated as a REIT since the date of such election, and will qualify to be treated as a REIT until the Effective Time.

(k)        As of the Merger Date, all material Returns (as defined below) of a Merger Party that is a Non-Surviving Entity required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision shall have been made for the payment thereof. No such material Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on the Merger Party or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Merger Party’s financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(l)        If and to the extent applicable, upon filing its first federal income tax return following the completion of its first taxable year, the Surviving Entity will elect to be a REIT and, from the beginning of its first taxable year, the Surviving Entity will take all steps necessary to ensure that it qualifies and will be treated as a REIT. As of the Effective Time, no federal, state or other tax returns of the Surviving Entity will have been required by law to be filed and no federal, state or other taxes will be due by the Surviving Entity. Consequently, as of the Effective Time, the Surviving Entity will not have any tax deficiency or liability asserted against it, and the Surviving Entity will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.

3.2        Termination of Representations and Warranties. The representations and warranties in this Article 3 shall terminate at the Effective Time, and no Merger Party or other person shall have any rights or claims as a result of any of those representations and warranties after the Effective Time.

ARTICLE 4

ACTIONS PRIOR TO THE MERGER

4.1        Activities of the Non-Surviving Entities Until Effective Time. From the date of this Agreement until the Effective Time, each of the Non-Surviving Entities shall, and shall cause each of its subsidiaries to:

(a)        operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement; and

(b)        take all reasonable steps available to it to maintain the goodwill of its business.

4.2        Efforts Regarding Merger. Each Merger Party shall use its best efforts to cause the Merger to take place on the Merger Date, or as soon after that date as is practicable.

4.3        Registration Statement. The Merger Parties shall cooperate in preparing the Prospectus and Registration Statement, which eREIT will have filed for registration under the 1933 Act, of the Exchange Shares to be distributed to each Non-Surviving Entity’s shareholders, all in compliance with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended. The Non-Surviving Entities will provide the Surviving Entity with information reasonably requested for the preparation of the Registration Statement. The information furnished by or on behalf of the Non-Surviving Entities for use in the Registration Statement or the Prospectus, and the information furnished by the Surviving Entity for use in the Registration Statement or the Prospectus, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.

4.4        Efforts Relating to REIT Status; Reorganization Qualification.

(a)        Each Merger Party and its subsidiaries (if any) shall not take any action that would, or fail to take any action the failure of which to be taken would, reasonably be expected to cause (1) such Merger Party to fail to qualify as a REIT, as applicable, or (2) any subsidiary of such Merger Party to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of the Code, as the case may be.

(b)        Each Merger Party and its subsidiaries shall use commercially reasonable efforts (before and, as relevant, after the Effective Time) to cause each merger of a Non-Surviving Entity to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)        Each Non-Surviving Entity, taking into account (i) all distributions to be made by such Non-Surviving Entity prior to the Effective Time and (ii) any Unpaid Distributions with respect to such Non-Surviving Entity properly treated as paid in respect of a taxable year ending on or prior to the Merger pursuant to Section 858 of the Code (assuming the Surviving Entity complies with Section 1.7), shall have distributed cash to its shareholders in its taxable years ending on or prior to the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of each such taxable year, and to ensure such Non-Surviving Entity will not be subject to tax under Sections 857(b) of the Code in respect of its taxable year ended December 31, 2025 or its taxable year ending with the Merger.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1        Conditions to Merger Parties’ Obligations. The obligations of each of the Merger Parties to complete the Merger are subject to the following conditions (which each Merger Party may waive as to itself, but not as to the other Merger Parties):

(a)        the approval of the Merger by the Manager, Independent Representative and the Existing Sole Member, as applicable for each Merger Party, each of which has been obtained;

(b)        the Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the Merger Parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated;

(c)        no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect;

(d)        the Prospectus will be distributed to the shareholders of each Non-Surviving Entity in compliance with applicable requirements;

(e)        as of the date of this Agreement and the Effective Time, there are no state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on any Merger Party. “Material Adverse Effect” is defined as any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of a Merger Party, taken as a whole, or (ii) the ability of such Merger Party to perform its obligations under this Agreement or to consummate the Merger;

(f)        the representations and warranties set forth in Article 3 are true and correct in all respects, in each case as of the date of this Agreement and the Effective Time, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on any Merger Party; and

(g)        the Merger Parties have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them.

5.2        No Fairness or Legal Opinions. The Merger Parties shall not be required to deliver any opinions from financial advisors or legal counsel in connection with the Merger other than as required for the Registration Statement, if any.

ARTICLE 6

TERMINATION

6.1        Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (even though the Manager, the Independent Representative and the Existing Sole Member, as applicable, have approved the Merger) by:

(a)        mutual consent of the Merger Parties in a written instrument; and

(b)        on behalf of any individual Merger Party, by the Manager (with respect to a Non-Surviving Entity) or the Existing Sole Member (with respect to the Surviving Entity) in writing to the other Merger Parties.

6.2        Effect of Termination. If this Agreement is terminated pursuant to this Article 6, after this Agreement is terminated, none of the Merger Parties which have terminated this Agreement shall have any further rights or obligations under this Agreement. Nothing contained in this Section shall, however, relieve any Merger Party from liability for a breach of this Agreement which occurs before this Agreement is terminated.

ARTICLE 7

GENERAL

7.1        Expenses. The expenses of the Manager relating to the Merger, including legal fees and disbursements, shall be allocated among the Non-Surviving Entities in direct proportion to each Non-Surviving Entity’s most recently announced NAV per share.

7.2        Indemnification for Prior Acts. The Surviving Entity shall honor, and shall not amend or modify for at least six years after the date of this Agreement, any obligations of any Merger Party, or any of its subsidiaries, to indemnify the Manager or the Independent Representative (together, the “Indemnified Parties”) with respect to matters which occur prior to the Effective Time. The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

7.3        Press Releases. The Manager shall make all decisions regarding whether to issue, and the substance of, any press releases or other public statements with respect to this Agreement or the Merger.

7.4        Separate Agreements. It is understood and agreed that (i) this Agreement shall constitute a separate agreement in respect of each Non-Surviving Entity’s reorganization into eREIT, as if each Non-Surviving Entity had entered into a separate Agreement with eREIT, and (ii) no Non-Surviving Entity shall be deemed to make any representations or warranties to, or have any obligations or liability with respect to, any other Non-Surviving Entity hereunder. The obligations arising out of this Agreement are several and not joint with respect to each Non-Surviving Entity, and the Merger Parties agree not to proceed against any Non-Surviving Entity for the obligations of another.

7.5        Entire Agreement. This Agreement contains the entire agreement between the Merger Parties relating to the Merger transactions that are the subject of this Agreement, and all prior negotiations, understandings and agreements between the Merger Parties relating to the Merger are superseded by this Agreement. None of the Merger Parties have relied on any representations, warranties, understandings or agreements concerning the Merger transactions that are the subject of this Agreement other than those expressly set forth in this Agreement.

7.6        Benefit of Agreement. This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. Except as stated in Section 7.2 hereof, this Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

7.7        Assignments. Neither this Agreement nor any right of any party under it may be assigned.

7.8        Captions. The captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

7.9        Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and shall be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the required facsimile number or email address), on the business day after the day on which it is delivered to a major nationwide overnight delivery service with instructions to make next business day delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed as follows:

If to the Merger Parties and the Manager:

Fundrise Development eREIT, LLC

Fundrise East Coast Opportunistic REIT, LLC

Fundrise Equity REIT, LLC

Fundrise Growth eREIT II, LLC

Fundrise Growth eREIT III, LLC

Fundrise Midland Opportunistic REIT, LLC

Fundrise West Coast Opportunistic REIT, LLC

Fundrise eREIT, LLC

Fundrise Advisors, LLC

Attn: Bjorn Hall

11 Dupont Circle NW, 9th FL,

Washington, District of Columbia 20036

Email: bjorn@fundrise.com

with a copy to:

David H. Roberts, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Email: droberts@goodwinlaw .com

7.10        Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of laws principles that would apply the laws of any other jurisdiction.

7.11        Amendments. This Agreement may be amended and any provision waived by, but only by, a document in writing signed by both of the Merger Parties.

7.12        Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain facsimile signatures of some of the parties. Each of those counterparts shall be deemed to be an original copy of this Agreement, but all of them together shall constitute one and the same agreement.

(Signatures on following page)

IN WITNESS WHEREOF, each of the Merger Parties and the Manager have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

The Non-Surviving Entities:

Fundrise Development eREIT, LLC

Fundrise East Coast Opportunistic REIT, LLC

Fundrise Equity REIT, LLC

Fundrise Growth eREIT II, LLC

Fundrise Growth eREIT III, LLC

Fundrise Midland Opportunistic REIT, LLC

Fundrise West Coast Opportunistic REIT, LLC

By: Fundrise Advisors, LLC,

as Manager of each of the above entities

By: /s/ Benjamin S. Miller_____________

Name: Benjamin S. Miller

Title: Chief Executive Officer

eREIT:

Fundrise eREIT, LLC

By: Fundrise Advisors, LLC,

as Manager

By: /s/ Benjamin S. Miller_____________

Name: Benjamin S. Miller

Title: Chief Executive Officer

The Manager:

Fundrise Advisors, LLC

By: /s/ Benjamin S. Miller_____________

Name: Benjamin S. Miller

Title: Chief Executive Officer

Exhibit A

A&R OPERATING AGREEMENT

[On file.]

Exhibit B

CERTIFICATE OF MERGER

OF

Fundrise Development eREIT, LLC

(a Delaware limited liability company)

AND

Fundrise East Coast Opportunistic REIT, LLC

(a Delaware limited liability company)

AND

Fundrise Equity REIT, LLC

(a Delaware limited liability company)

AND

Fundrise Growth eREIT II, LLC

(a Delaware limited liability company)

AND

Fundrise Growth eREIT III, LLC

(a Delaware limited liability company)

AND

Fundrise Midland Opportunistic REIT, LLC

(a Delaware limited liability company)

AND

Fundrise West Coast Opportunistic REIT, LLC

(a Delaware limited liability company)

INTO

Fundrise EREIT, LLC

(a Delaware limited liability company)

Dated: April 29, 2026

The undersigned limited liability company formed and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    The name and jurisdiction of formation or organization and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation	Type of Entity

Fundrise Development eREIT, LLC	Delaware	Limited Liability Company
Fundrise East Coast Opportunistic REIT, LLC	Delaware	Limited Liability Company
Fundrise Equity REIT, LLC	Delaware	Limited Liability Company
Fundrise Growth eREIT II, LLC	Delaware	Limited Liability Company
Fundrise Growth eREIT III, LLC	Delaware	Limited Liability Company
Fundrise Midland Opportunistic REIT, LLC	Delaware	Limited Liability Company
Fundrise West Coast Opportunistic REIT, LLC	Delaware	Limited Liability Company
Fundrise eREIT, LLC	Delaware	Limited Liability Company

SECOND: An Agreement of Merger and Plan of Reorganization has been approved and executed by (i) Fundrise Development eREIT, LLC, a Delaware limited liability company; Fundrise East Coast Opportunistic REIT, LLC, a Delaware limited liability company; Fundrise Equity REIT, LLC, a Delaware limited liability company; Fundrise Growth eREIT II, LLC, a Delaware limited liability company; Fundrise Growth eREIT III, LLC, a Delaware limited liability company; Fundrise Midland Opportunistic REIT, LLC, a Delaware limited liability company; and Fundrise West Coast Opportunistic REIT, LLC, a Delaware limited liability company (collectively, the “Non-Surviving LLCs”), and (ii) Fundrise eREIT, LLC, a Delaware limited liability company (the “Surviving LLC”).

THIRD:    The name of the surviving domestic limited liability company is Fundrise eREIT, LLC.

FOURTH:    The merger of the Non-Surviving LLCs into the Surviving LLC shall be effective at 11:59 p.m., Eastern Time, on the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH:    The executed Agreement of Merger and Plan of Reorganization is on file at a place of business of the Surviving LLC. The address of such place of business of the Surviving LLC is:

11 Dupont Circle NW, 9th FL,

Washington, District of Columbia 20036

SIXTH:    A copy of the Agreement of Merger and Plan of Reorganization shall be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC and any member or person holding an interest in the Non-Surviving LLCs.

[Signature page follows.]

IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed as of the date first written above.

Fundrise eREIT, LLC

By:
	Name:	Benjamin S. Miller
	Title:	Authorized Person